Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-260818

GENERAL MOTORS FINANCIAL COMPANY, INC.
RIGHT NOTES
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

Pricing Supplement – Dated February 3, 2023
(To Prospectus dated November 5, 2021)

    The current Registration Statement for the Notes (No. 333-260818) was automatically effective on November 5, 2021. As of February 6, 2023, the interest rates on the Notes will be as follows:

Principal Amount	All Amounts
Interest Rate per Annum	4.75%